Exhibit 99.1

                Willis Appoints Anna Cheng Catalano to Its Board

    NEW YORK--(BUSINESS WIRE)--July 21, 2006--Willis Group Holdings Limited (NYSE: WSH), the global insurance broker, today announces the appointment of Anna Cheng Catalano, a recognized figure in the global petroleum industry, to its Board of Directors.
    During a career spanning over 20 years with Amoco Corporation and subsequently BP plc, Ms. Catalano held a variety of U.S. and global positions including sales operations, technical R&D, strategic planning, marketing, international business development, and general management. She held the top marketing position at BP, responsible for repositioning the company's approach in its market facing businesses from being product-driven to customer-led. After the launch of BP's brand in 2000, Anna was responsible for the stewardship as well as being a key driver of the "Beyond Petroleum" program.
    As President of Amoco Orient Oil Company in the mid 1990s, Anna established and managed Amoco's first downstream refining, marketing and transportation business in the People's Republic of China. She opened Amoco's first office in Beijing, creating a team of expatriate and national employees to identify opportunities for building a presence in the country. In 1998 she was Senior Vice President, Sales Operations for Amoco, responsible for Amoco's retail network across the U.S. and in 1999 she was named BP's Group Vice President, Emerging Markets, with responsibilities for Asia, Africa, Latin America, Eastern Europe and the Middle East.
    "With her unique advantage of cultural fluency coupled with a strong sense of business practices, Anna Catalano brings excellent business instincts and a global, multi-cultural perspective to Willis," said Joe Plumeri, Willis Chairman and CEO. "I am very excited that she has accepted our invitation to join our team of Board members whose combined global business understanding will help propel the Company to the next level and beyond."
    The addition of Catalano to the Willis Board brings the total to 13, twelve of whom are independent.
    Ms. Catalano holds a B.S. degree in Business Administration from the University of Illinois, Champaign-Urbana. In addition to frequently speaking on strategic marketing and global branding, Anna is a forthright leader on the mentoring and the advancement of women in business and in recognition of her efforts she was recognized by Fortune Magazine in 2001 as being among "The Most Powerful Women in International Business". Anna currently serves on the Boards of Directors of SSL International, plc., and Hercules Incorporated. She is also a member of the Board of Directors of the Gulf Coast Juvenile Diabetes Research Foundation.

    Willis Group Holdings Limited is a leading global insurance broker, developing and delivering professional insurance, reinsurance, risk management, financial and human resource consulting and actuarial services to corporations, public entities and institutions around the world. With over 300 offices in more than 100 countries, its global team of 15,400 Employees and Associates serves clients in some 190 countries. Willis is publicly traded on the New York Stock Exchange (NYSE: WSH). Additional information on Willis may be found on its web site: www.willis.com.

    CONTACT: Willis Group Holdings Limited
             Investors:
             Kerry K. Calaiaro, +1 212-837-0880
             kerry.calaiaro@willis.com
             or
             Media:
             Dan Prince, +1 212-837-0806
             daniel.prince@willis.com